Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES COMPLETES ACQUISITION OF $2.875 BILLION OFFICE PORTFOLIO
ONE OF THE LARGEST TRANSACTIONS IN SOUTHERN CALIFORNIA HISTORY

LOS ANGELES--(BUSINESS WIRE)--April 25, 2007--Maguire Properties, Inc. (NYSE:MPG), a southern California focused real estate investment trust, today announced that it has completed its acquisition of a portfolio of assets in Orange County and Downtown Los Angeles that was part of the former Equity Office Properties portfolio from the Blackstone Group. The purchase price was $2.875 billion (before reserves and closing costs) which was funded through $2.27 billion of new mortgage financing, $223 million in bridge financing and a $400 million term loan originated by Credit Suisse, Lehman Brothers and Merrill Lynch & Co. Credit Suisse also originated a new secured revolving credit facility for up to $130 million.

Mr. Robert F. Maguire III, Chairman and Chief Executive of Maguire Properties, said "We are enormously pleased to have completed the strategic acquisition of this portfolio. The properties are well located in tightening sub-markets with solid demand and rapidly dwindling entitlements. We continue to see significant opportunities to increase rents and parking revenue over the next few years given in place rents which are substantially below current market rents. This transaction supports our strategy of building strong market share in Orange County and in the Bunker Hill submarket of Downtown Los Angeles. Additionally, the two million square feet of development land acquired in this transaction will increase our total development pipeline to over 12 million square feet and positions us extremely well for future growth."

Maguire Properties plans to integrate the new portfolio of assets through the hiring of approximately 50 Equity Office Properties employees who will continue to manage and lease substantially all of the acquired properties.

The $400 million term loan and revolving credit facility for up to $130 million have five and four year terms, respectively.

Maguire added, "We obtained $2.27 billion of new mortgage financing at a favorable weighted average interest rate of 5.9% to finance this Southern California portfolio acquisition. We are continuing to execute our previously announced plans to market and sell certain assets to streamline our asset base and reduce leverage to achieve our debt to market capital ratio objectives. As previously announced, we recently entered into agreements to sell two San Diego properties and five former EOP Orange County properties for a combined total of approximately $645 million and will use the proceeds from these sales to repay the term loan and reduce debt."

Eastdil Secured acted as advisor in this transaction.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company's website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks that the closing conditions to the above-described acquisition and/or financing will not be satisfied and the acquisition and financing not be completed as a result thereof; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments, including that increased leverage could adversely affect the company's financial performance; risks that the company may not be able to dispose of non-strategic assets at attractive valuations; risks associated with the failure to manage effectively the Company's growth and expansion into new markets or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; general risks affecting the real estate industry (including, without limitation, the inability to enter or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with our company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company's most recent annual report on form 10-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Maguire Properties
Peggy Moretti, Senior Vice President, Investor and Public
Relations
213-613-4558